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                                                                    EXHIBIT 12.3
                                      PACCAR Inc

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO SEC REPORTING REQUIREMENTS
                                (Thousands of Dollars)



                                                          Six Months Ended
                                                              June 30
                                                       1996              1995
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FIXED CHARGES
 Interest expense
  PACCAR Inc and subsidiaries (1)                   $65,121           $59,079
 Portion of rentals deemed interest                   2,943             2,863
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TOTAL FIXED CHARGES                                 $68,064           $61,942
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EARNINGS
 Income before taxes -
  PACCAR Inc and subsidiaries                      $138,392          $186,663
 Fixed charges                                       68,064            61,942
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EARNINGS AS DEFINED                                $206,456          $248,605
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RATIO OF EARNINGS TO FIXED CHARGES                    3.03X             4.01X
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(1) Exclusive of interest, if any, paid to PACCAR Inc.


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